Exhibit 99.1

ABBVIE VICE CHAIRMAN OF EXTERNAL AFFAIRS AND CHIEF LEGAL OFFICER

LAURA SCHUMACHER TO RETIRE

Perry Siatis Named as Executive Vice President, General Counsel and Secretary

NORTH CHICAGO, Ill., October 17, 2022 -- AbbVie (NYSE: ABBV) announced today that Laura J. Schumacher, vice chairman of external affairs and chief legal officer, will retire from the company after a period of transition, following a distinguished 32-year career at AbbVie and its predecessor company Abbott. The company also announced that Perry C. Siatis, who currently serves as senior vice president and deputy general counsel, will assume the role of executive vice president, general counsel and secretary.

“It is difficult to overstate the extraordinary impact Laura has had on AbbVie over the past 10 years,” said Richard A. Gonzalez, chairman and chief executive officer of AbbVie. “Laura was instrumental in the creation of AbbVie in 2013, helping to shape the strategy, structure and culture that have made us so successful as a company today. Although she is clearly one of the finest legal minds in the industry and has spearheaded any number of complex legal and regulatory issues for us, her contributions to AbbVie go far beyond the legal department. I have relied on her as a trusted strategic counselor and invaluable colleague. The entire Board of Directors joins me in wishing her all the best in her retirement from the company.”

“We are fortunate to have a deep bench of talent at AbbVie, and I am delighted that Perry will serve as executive vice president, general counsel and secretary,” continued Mr. Gonzalez. “Perry is the optimal choice to build on Laura’s successes. He has contributed significantly to our growth since joining AbbVie in 2005, leading our ethics and compliance programs and strategic initiatives in areas, such as mergers and acquisitions, litigation, licensing and intellectual property. I look forward to working even more closely with Perry.”

In AbbVie’s separation from Abbott, Ms. Schumacher built and led the company’s award-winning global Legal function as well as all externally facing functions, including Communications, Corporate Marketing, Government Affairs, Global Philanthropy, Ethics and Compliance, as well as Health Economics and Outcomes Research. She led the creation of AbbVie’s brand and corporate identity and leads teams that manage its communications and government affairs programs. Ms. Schumacher has identified and led the execution of multiple transactions to support the company’s business development efforts, including the $63 billion acquisition of Allergan in 2020. She established the AbbVie Foundation and led the company’s groundbreaking philanthropy strategy, including AbbVie’s more than $550 million in charitable contributions since the company’s inception in 2013. Ms. Schumacher also created AbbVie’s industry-leading Diversity in Law program, which significantly increased representation throughout the organization and with external Law firm partners. Prior to AbbVie’s separation from Abbott, Ms. Schumacher enjoyed a 22-year career at Abbott in a variety of leadership positions.

Perry C. Siatis joined the legal department of Abbott Laboratories in 2005 and advanced through a series of leadership roles with increasing responsibility at Abbott, and then AbbVie. In his over 17 years with the company, Mr. Siatis has led teams throughout the Legal department with a focus on finding innovative solutions to complex legal issues to better serve patients. In his current role, Mr. Siatis is responsible for overseeing and providing legal guidance for commercial, transactional, R&D, and litigation matters around the world, as well as corporate governance. Among his many significant achievements, Mr. Siatis has developed and implemented the litigation, intellectual property, and legal strategy for several of the company’s key products over the years, as well as provided strategic legal advice for significant transactions the company has made. Mr. Siatis has also served as chief compliance officer.

About AbbVie

AbbVie's mission is to discover and deliver innovative medicines that solve serious health issues today and address the medical challenges of tomorrow. We strive to have a remarkable impact on people's lives across several key therapeutic areas: immunology, oncology, neuroscience, eye care, virology and gastroenterology, in addition to products and services across our Allergan Aesthetics portfolio. For more information about AbbVie, please visit us at www.abbvie.com. Follow @abbvie on Twitter, Facebook or LinkedIn.

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